Exhibit 99.2

On February 27, 2024, Lidiane Jones, Chief Executive Officer of Bumble Inc. (the “Company”), shared the following message with the Company’s employees:

A Message from CEO Lidiane Jones

Bumble Newsroom

February 27, 2024

Team Bumble,

Today, we are announcing the incredibly difficult news that we are reducing the size of our Bumble team, which means we are expecting to say goodbye to about 350 talented employees. In the time I’ve been here, I’ve gotten to know many of you, and I’ve seen your commitment to our mission to create a world where all relationships are healthy and equitable.

I deeply feel the profound impact this action has on those affected and their families. I want to provide as much clarity as possible about how we came to this decision, how we are taking care of those impacted, and what you can expect next.

The short version is this: Notifications and meetings will begin across all impacted geographies starting Wednesday, February 28. Exits will begin immediately for some locations, while in others, a consultation process will begin in accordance with local laws that we expect to conclude in April.

How we came to this decision

There continues to be great market demand for connection and tremendous opportunity for our business, but we have been affected by a recent slowdown in some markets, and are also experiencing some execution challenges that have slowed our ability to innovate appropriately for our customers. The Bumble leadership team and I have examined our business closely, with the goal of positioning the company and our people for long-term success.

You’ve seen some of these changes already in action, including our recent return to a more agile functional operating model that fosters better collaboration across our apps and allows us to deliver a cohesive portfolio of experiences to our customers.

We also concluded that Bumble is not the right size or structure we need to be to meet the opportunity ahead. Ultimately, we need to run a leaner, more agile, and more efficient company. In order to do this, we are reducing the size of our workforce, centralizing mission-critical teams, removing layers, and addressing duplicate efforts so we can accelerate how quickly we innovate and go to market.

Our mission is unwavering, and this new model enables us to be more innovative, deliver products faster, and better serve our customers who rely on Bumble to find love, partnership, and friendship. Serving our customers continues to be our most important focus today and in our future success and growth.

How we’re taking care of our people

Reducing the size of our team is an extremely difficult decision. I want to be clear that this is not a reflection of individual or team performance. Each one of you has played a vital role in shaping our journey, contributing to our success, and creating a world where relationships are more healthy and equitable. I am incredibly grateful to each of our team members for the part they have played in getting Bumble to where it is today.

We are committed to doing all that we can to support our affected colleagues during this time. While severance differs by country, at a high level we’re providing our impacted team members with the following:

•
Severance. We will be offering enhanced severance pay across all geographies, including a length of service component.
•
Bonus. All impacted employees are eligible to receive their 2023 performance bonus.
•
Healthcare. We will be offering healthcare stipends in markets with private healthcare systems.
•
Job Support. We will be offering outplacement services to all impacted employees through CareerMinds, which provides unlimited, proactive 1:1 coaching, resume and LinkedIn profile reviews, among other services.

•
Counseling Support. We will continue to offer Spring Health’s mental health services to impacted employees for an extended period following the date of termination.

Stepping back, I want to acknowledge that our departing colleagues will be amazing additions at other companies. Bumble has attracted some of the most talented people, who have a deep passion for building relationships rooted in kindness, honesty, inclusivity, accountability, and growth. These are values that endure and create positive change in almost any environment, and I know that our impacted colleagues will continue to thrive.

What to expect next

My goal is to provide clarity while also knowing we have employee impacts across many countries, each with their own local regulations, so this process will take some time. In some countries, impacts will take place right away, and in others, a consultation process will begin and conclude in April.

For those that will be staying at Bumble, I know that today’s news will still deeply affect you and that you’ll have questions about your team and your role moving forward. Our people managers and People & Culture Business Partners are here for you as well.

Thank you, team Bumble

This is going to be a hard moment in Bumble’s journey, but one that is crucial for laying the foundation of our next chapter. I am tremendously honored to be leading this talented, passionate team with a renewed vision and focus. I remain deeply convinced of Bumble's opportunity to grow by serving our mission to help our customers create healthy and equitable connections throughout their lives.

Still, I know that saying goodbye to colleagues who have been integral to Bumble’s history, and to your own personal journeys, can be incredibly painful. I understand that moving forward can be difficult in the face of change like this. Please prioritize your well-being during this time, and do what you feel is necessary to care for yourself.

We are a resilient team, and together, we will navigate this critical phase and build a brighter future for our business.

Thank you so much for everything you have done to contribute to Bumble’s journey.

With gratitude,

Lidiane

Note: For clarity and brevity, details about internal meeting logistics and processes included in the original email have been redacted from the text above.